274 Putnam New Value Fund attachment
8/31/08 Annual


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended August 31, 2008, Putnam Management has assumed $3,215 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		14,119
Class B		274
Class C		153

72DD2 (000s omitted)

Class M		147
Class R		24
Class Y		1,815

73A1

Class A		0.2102
Class B		0.0182
Class C		0.0472

73A2

Class M		0.0972
Class R		0.1722
Class Y		0.2632

74U1 (000s omitted)

Class A		56,086
Class B		9,857
Class C		2,512

74U2 (000s omitted)

Class M		1,311
Class R		180
Class Y		7,153

74V1

Class A		12.42
Class B		12.20
Class C		12.10

74V2

Class M		12.37
Class R		12.27
Class Y		12.44


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.